Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Form 11-K (file number 033-91438) of our report dated May 20, 2004, on the audits of the financial statements of the Crescent Real Estate Equities, Ltd. 401(k) Plan as of December 31, 2003 and 2002 and for the years then ended, and for the supplemental schedule as of December 31, 2003.

/s/ WHITLEY PENN

Fort Worth, Texas
May 20, 2004